EXHIBIT 10.20

EMERGING VISION, INC.

_____________________________

Employment Agreement with

Christopher Payan

_____________________________

PREAMBLE. This Agreement entered into as of the 1st day of December, 2006, by and between EMERGING VISION, INC. (the “Company”) and CHRISTOPHER PAYAN (the “Executive”).

WHEREAS, the Executive is employed by the Company as the Chief Executive Officer and President of the Company; and

WHEREAS, the parties desire by this writing to set forth the employment relationship of the Company and the Executive.

NOW, THEREFORE, it is AGREED as follows:

1.	Defined Terms

When used anywhere in the Agreement, the following terms shall have the meaning set forth herein.

(a)         “Affiliate” shall mean all subsidiaries of the Company and any company controlled by it including a company in which it may hold a direct or indirect interest of at least twenty five percent.

(b)         “Board”shall mean the Board of Directors of the Company.

(c)        “Change in Control” shall mean any one of the following events: (i) the acquisition of ownership, holding or power to vote 50% or more of the Company’s voting stock, (ii) the acquisition of the ability to control the election of a majority of the Company’s directors, (iii) the acquisition of a controlling influence over the management or policies of the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (iv) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors of the Company (the “Existing Board”) cease for any reason to constitute at least one half thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this paragraph only, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

(d)        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.

(e)        “Code §280G Maximum” shall mean the product of 2.99 and the Executive’s “base amount” (at the rate provided pursuant to Section 3) as defined in Code §280G(b)(3).

(f)          “Company” shall mean EMERGING VISION, INC., and any successor to its interest.

(g)          “Effective Date” shall mean December 1, 2006.

(h)          “Executive” shall mean Christopher Payan.

(i)         “Good Reason” shall mean any of the following events, which has not been consented to in advance by the Executive in writing: (i) a reduction in the Executive’s base compensation as the same may be increased from time to time, title or responsibilities; (ii) the failure by the Company to continue to provide the Executive with the compensation and benefits provided for on the Effective Date, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under any of the Executive benefit plans in which the Executive now is or hereafter becomes a participant, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him; (iii) failure to elect or reelect the Executive to the Board; (iv) the assignment to the Executive of duties and responsibilities materially different from those associated with his position on the Effective Date or (v) the relocation of the Executive’s office more than 50 miles from the primary office of the Company as of the Effective Date.

(j)         “Just Cause” shall mean the Executive’s willful misconduct, breach of fiduciary duty, continued and failure, after written notice, to perform specific directives of the Board, dishonesty of Executive directly affecting or having a material adverse impact on the Company, drunkenness or illegal drugs which interferes with performance of Executive’s obligations under this Agreement, conviction of Executive of a felony, or any crime involving moral turpitude, fraud or willful misrepresentation or conduct where he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Company, or material breach of any provisions of this Agreement.

(k)        “Protected Period” shall mean the period that begins on the date six months before a Change in Control and ends on the earlier of six months following the Change in Control or the expiration date of this Agreement.

(l)         “Trigger Event” shall mean (i) the Executive’s voluntary termination of employment either for any reason within the 30-day period beginning on the date of a Change in Control, or within 90 days of an event that both occurs during the Protected Period and constitutes Good Reason, or (ii) the termination by the Company or its successor(s) in interest, of the Executive’s employment for any reason other than Just Cause during the Protected Period.

2.         Employment. The Executive is employed in the position of Chief Executive Officer and President of the Company. The Executive shall perform such duties and render such administrative and management services for the Company as are currently rendered and as are customarily performed by persons situated in a similar executive capacity and consistent with the duties of the Chief Executive Officer and President as set forth in the bylaws of the Company. The Executive’s other duties shall be such as the Board may from time to time reasonably direct, including normal duties as an officer of the Company.

3.          Base Compensation. The Company agrees to pay the Executive during the Term of this Agreement a salary at the rate of $275,000.00 per annum, payable in cash not less frequently than monthly in accordance with the Company’s normal payroll practices. The Executive’s salary shall be subject to annual review by the Compensation Committee of the Company.

4.         Bonus. The Executive may receive additional compensation in the form of cash bonuses or other awards as determined by the Board in its sole discretion. At the end of each calendar year during the Term, the Board agrees to determine Executive’s entitlement to bonus compensation, if any.

5.          Other Benefits; Expenses.

(a)        Participation in Retirement, Medical and Other Plans. The Executive and his immediate family shall participate in any plan that the Company maintains for the benefit of its employees if the plan relates to (i) pension, profit-sharing, or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans. The Company agrees to pay, as additional compensation to Executive, all costs associated with medical and dental plans provided to Executive, including the portion customarily paid by an employee of the Company.

(b)        Executive Benefits; Expenses. The Executive shall participate in any fringe benefits which are or may become available to the Company’s senior management Executives, including for example incentive compensation plans, club memberships, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Executive under this Agreement and approved by the Board. The Executive shall be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of the Company.

(c)        Car Allowance. The Company agrees to pay the Executive during the term of this Agreement a car allowance of $750.00 per month, payable in cash not less frequently than monthly.

(d)         Life Insurance. In the event the Board elects to obtain keyman life insurance for Executive, Executive agrees to cooperate with the Board and take all action necessary to obtain such policy with the Company named as beneficiary. Upon termination of this Agreement, Executive shall have the right to assume the payment obligations under such policy and designate the beneficiary thereunder.

6.          Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment under this Agreement, for the period commencing on the Effective Date and ending on November 30, 2009 (or such earlier date as is determined in accordance with Section 11) (the “Term”). On or before August 1, 2009, the Company shall provide notice to Executive of its desire to extend the Term. In the event the Company elects to extend the Term, the parties shall in good faith reach agreement on the terms and conditions of such extension.

7.           Non-Competition, Non-Solicitation and Protection of Confidential Information.

             (a)       It is agreed that Executive will not at any time (whether during the Term or after termination of this Agreement), disclose to anyone any confidential information or trade secret of the Company or an Affiliate or of any client or customer of the Company or an Affiliate, or utilize such confidential information or trade secret for his own benefit, or for the benefit of third parties, except pursuant to a lawful order of a court of competent jurisdiction or other legal process. Executive shall maintain proper files and records relating to work performed by Executive for the benefit of the Company. All such files and records are the exclusive property of the Company and shall be delivered to the Company upon the termination of Executive’s relationship with the Company. Executive agrees to treat as material confidential and proprietary to the Company the data or information used, gained or created by Executive in the course and during the period of affiliation with the Company and any Affiliate, or that was gained by Executive prior to Executive’s relationship with the Company and that relates to the type of business conducted by the Company and Affiliates. This data shall include, without limitation, all customer financial information, telephone numbers, addresses of and personal information about customers and other representatives, profit and loss statements, productivity data, financial models, computer software programs, source and other codes, information about direct communication lines, electronic and voice systems, the Company’s business prospects and opportunities, and all other information about or gained from any customer to whom the Company or any Affiliate provided services during Executive’s affiliation with the Company (the “Company Customers”). As used throughout this Agreement, the term the “Company Customers” shall mean (A) anyone who is then a client, vendor, employee, independent contractor or customer of the Company; (B) anyone who was a client, vendor, employee, independent contractor or customer of the Company at any time during the one year period immediately preceding the date of termination of Executive’s affiliation with the Company; and (C) any prospective clients, vendors, employees, independent contractors or customers to whom the Company had made a presentation (or similar offering of services) within a period of 90 days immediately preceding the date of such termination. During the term of this Agreement, and for three (3) years thereafter, Executive shall not, directly or indirectly, use any such confidential or proprietary information, nor disclose the same to any other person or entity for any reason or purpose whatsoever, except on behalf of the Company or as consented to in writing by the Company in advance (which consent may be withheld by the Company at its sole discretion).

(b)         In consideration of the compensation and benefits awarded to Executive, which Executive hereby acknowledges would not have been offered to him at the level and rate provided, Executive hereby assigns to the Company all of Executive’s intellectual property and all other rights Executive may have possessed with regard to any aspect of the Company and Affiliate’s business, proposals, works-in-progress, and business opportunities, and with regard to any relationship with any Company Customers, vendors who provide services to the Company, and independent contractors who are performing services for the Company, including, with regard to customer relationships, if any, those existing prior to Executive’s employment with the Company under this Agreement.

(c)        During the term of this Agreement and for a period of two (2) years thereafter, Executive shall not directly or indirectly employ, solicit the employment of, attempt to affiliate for profit with, or otherwise encourage any employee or independent contractor of the Company or any Affiliate to terminate employment or affiliation with the Company or an Affiliate, as applicable, for the benefit of Executive or any other party, or assist any enterprise to employ any person employed by or affiliated with the Company or any Affiliate at any time during the term of this Agreement and periods contemplated by this paragraph. The foregoing restriction shall not be applicable to Executive’s personal assistant.

(d)         During the term of this Agreement and for a period of two (2) years thereafter, Executive shall not directly or indirectly, solicit any Company Customers, to do business with Executive, or any other person or entity, in competition with the type of services performed by Executive for the Company, except on behalf of the Company or as authorized in writing by the Company.

(e)        During the term of this Agreement and for a period of two (2) years thereafter, Executive shall not directly or indirectly, enter the employ of or render any services to any person, firm or corporation that is in a business in competition with the Company nor engage in such business on his own account as an individual, partner, shareholder, director, officer, principal, agent, consultant, or in any other relationship or capacity whatsoever (except by way of portfolio investment in shares quoted on a recognized stock exchange).

(f)         EXECUTIVE ACKNOWLEDGES THE SPECIAL IMPORTANCE TO THE COMPANY OF THIS SECTION 7 AND THAT HE UNDERSTANDS THE PROHIBITIONS CONTAINED IN SECTION 7 OF THIS AGREEMENT AND THAT HE HAS RECEIVED ADDED COMPENSATION THAT HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE, IN ORDER TO INSURE HIS COMPLIANCE WITH SAID PROVISIONS AND TO REMOVE OR OTHERWISE WAIVE ANY POSSIBILITY, CLAIM OR ASSERTION THAT HIS COMPLIANCE WILL IMPOSE ANY UNDUE HARDSHIP UPON HIM.

(g)        If Executive commits a breach or threatens to commit a breach, of any of the provisions of this Agreement, the Company, shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, if the Company so elects, the Company shall be entitled, in addition to all other remedies available, including but not limited to actual compensatory and punitive damages, to obtain damages and reimbursement of its reasonable attorneys’ fees and disbursements for any breach of this Agreement or to specifically enforce the performance by Executive and to enjoin the violation by Executive of any provisions hereof.

8.         Standards. The Executive shall perform his duties under this Agreement in accordance with such standards as the Board may establish from time to time and in conformity with the rules and regulations promulgated by such other Federal and state regulatory bodies which have responsibility for oversight of the business conducted by the Company.

9.          Vacation and Sick Leave. At such reasonable times as the Board shall in its discretion permit, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

(a)        The Executive shall be entitled to an annual vacation in accordance with the policies that the Board periodically establishes for senior management executives of the Company.

(b)        The Executive shall not receive any additional compensation from the Company on account of his failure to take a vacation, and the Executive shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board.

(c)        In addition to the aforesaid paid vacations, the Executive shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Company for such additional periods of time and for such valid and legitimate reasons as the Board may in its reasonable discretion determine, including observance of religious holidays. Further, the Board may grant to the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as such Board in its discretion may determine.

(d)        In addition, the Executive shall be entitled to an annual sick leave benefit as established by the Board.

10.        Indemnification. The Company shall, to the maximum extent permitted by law, indemnify and hold harmless Executive from any and all loss, expense or liability that he may incur due to actions as an officer, employee or director of the Company (including any liability he may incur under Section 4999 of the Code or a successor provision, as the result of any severance benefits he collects), during the Term of this Agreement and thereafter. To the extent that the Company maintains any insurance to cover such indemnification obligation, the Executive shall be entitled to participate to the same extent as all other executive officers or directors of the Company.

11.        Termination and Termination Pay. The Executive’s employment hereunder may be terminated under the following circumstances:

(a)        Just Cause. The Board may immediately terminate the Executive’s employment at any time, for Just Cause. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause; provided however, that nothing shall release Company from its obligations to pay Executive his compensation, vested rights, and Executive benefits, if any, up to the date of his termination of employment for Just Cause.

(b)       Termination by the Company Without Just Cause or Resignation by Executive with Good Reason. The Company may at any time immediately terminate Executive’s employment with the Company without Just Cause, or the Executive may at any time following ten (10) days notice terminate his employment with the Company for Good Reason. In either case, the Executive shall be entitled to receive the following compensation and benefits: (i) Base Compensation through the date of termination or resignation and (ii) a severance allowance equal to the greater of (x) Base Compensation for the remainder of the Term and (y) six (6) month’s Base Compensation payable to Executive 50% upon termination and 50% in six (6) equal consecutive monthly payments commencing on the first (1st) day of the second month following termination.

(c)       Resignation by Executive without Good Reason. The Executive may voluntarily terminate employment with the Company during the Term of this Agreement upon at least 90 days prior written notice to the Board, in which case the Executive shall be entitled to receive the Base Compensation, vested rights and Executive benefits through the date of resignation without Good Reason.

(d)       Retirement, Death, or Disability. If the Executive’s employment terminates during the Term of this Agreement due to his death, disability (which shall mean an inability due to physical or mental illness for Executive to perform his duties hereunder for at least 180 days), or retirement at or after age 62, the Executive (or his estate) shall be entitled to receive the compensation and benefits that the Executive would otherwise have become entitled to receive pursuant to Subsection (c) hereof upon a resignation without Good Reason.

12.        Change in Control. Notwithstanding any provision herein to the contrary, if a Trigger Event occurs during the Protected Period, in lieu of any severance payments that may be due under Section 11, the Executive shall be paid an amount equal to the Code § 280G Maximum, and all unvested options of the Executive will immediately vest. Said sum shall be paid in one lump sum within ten (10) days of such termination.

13.        No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment

14.         Successors and Assigns.

(a)        This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or a majority of the stock of the Company.

(b)        Since the Company is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

15.        Corporate Authority. The Company represents and warrants that the execution and delivery of this Agreement by it has been duly and properly authorized by the Board and that when so executed and delivered this Agreement shall constitute the lawful and binding obligation of the Company.

16.        Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

17.        Applicable Law. Except to the extent preempted by Federal law, the laws of the State of New York shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

18.        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19.        Survival. It is agreed by the parties that the provisions of Article 8, “Non-Competition and Protection of Confidential Information” shall survive the termination of this Agreement.

20.        Attorneys Fees. In the event of any litigation, arbitration, mediation, or other proceeding ("Proceeding") initiated by any parties against any other parties to enforce, interpret, or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful parties all costs, expenses, actual attorney's and expert witness fees, relating to or arising out of (i) such Proceeding, (whether or not such Proceeding proceeds to judgment), and (ii) any post-judgment or post-award proceeding, including without limitation, one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such substantially incurred costs, expenses, actual attorneys and expert witness fees.

21.        Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire Agreement between the parties hereto. To the degree that this Agreement conflicts with any policies or practices of the Company (whether written or unwritten), the terms of this Agreement will apply.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

EMERGING VISION, INC.

By:	/s/Brian Alessi

Title:	Chief Financial Officer

/s/Christopher Payan
Chief Executive Officer